CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Catalyst Funds and to the use of our report dated July 7, 2006 on the statement of assets and liabilities of Catalyst Value Fund as of July 5, 2006.  Such financial statement appears in the Funds’ Statement of Additional Information. We also consent to the reference of our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Briggs, Bunting & Dougherty, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

May 4, 2007